EXHIBIT 10.9

CONTRACT SERVICES AGREEMENT

THIS AGREEMENT dated for reference the 16th day of January 2021 (the "Effective Date") BETWEEN:

Astra Energy Inc.

9565 Waples Street, Suite 200

San Diego, CA 92121

(the "Company")

AND:

Rachel Boulds

(the "Contractor")

NOW THEREFORE in consideration of the premises and the covenants and agreements of the parties hereto as hereinafter set forth, and for other good and reliable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto covenant and agree as follows:

1.

Engagement. The Company does hereby appoint and engage the Contractor to provide the Services (as defined below) and the Contractor hereby accepts such appointment and engagement by the Company, all upon and subject to the terms and conditions of this Agreement.

2.	Services. During the Term (as defined in Section 4), the Contractor shall provide to the Company:

- Chief Financial Officer.

3.	Provide general advisory services, strategic planning advice, and general support.

4.	Payment for Services.

i)	The Contractor shall receive 50,000 common shares of the Company upon execution of this agreement.

ii)	The Contractor shall be paid $2000 per month.

iii)

Bonus - Contractor will be eligible for annual performance bonuses, or milestone achievement bonuses, in cash and/or common shares as per company programs at the sole discretion of the Board of Directors. Reviews of total compensation are by the Board of Directors or the Compensation Committee in their annual review, or at whatever meeting interval as not yet established. The Contractor will be eligible for any stock option programs put into place after public listing, as reviewed and approved by the Board of Directors, or Compensation Committee in its annual review.

All reasonable expenses of, or incidental to the services contemplated hereunder, including all reasonable expenses of or incidental to the services provided, shall be borne by the Company. Such expenses shall include reasonable "out-of-pocket" expenses. The Company shall have the right to pre-approve any expense that in total may reasonably be expected to exceed $1000 USD and may be required from time to time. All expenses shall be paid upon submission of invoices.

5.

Term and Renewal. The term of this Agreement shall be for an initial 6 months (to be re-evaluated after six months (the "Term"}, unless earlier terminated as hereinafter provided or unless the parties have agreed to renew this Agreement.

The Company may terminate this Agreement for any reason prior to the expiry of this Agreement with 30-day notice and full vesting of stock or stock options for the period of engagement. The Contractor may end this Agreement with 30 days written notice prior to expiration of the Term.

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6.

Limited Authority as Agent. The Contractor may not act as an agent of the Company except with the express prior written authority of the Company. Without limiting the generality of the foregoing, the Contractor shall not commit or be entitled to commit the Company to any obligation whatsoever nor shall the Contractor incur or be entitled to incur any debt or liability whatsoever on behalf of the Company, without the express prior written authority of the Company. Any obligations, debts or liabilities incurred other than as aforesaid shall be exclusively for the account of the Contractor.

7.

Confidentiality. The Contractor understands and agrees that in the performance of its obligations under this Agreement. the Contractor may obtain knowledge of Confidential Information (as defined below) relating to the business or affairs of the Company or of any of its subsidiaries or affiliated companies. The Contractor agrees that it shall not, without the prior written consent of the Company, either during the Term or at any time thereafter:

(a)

use or disclose any Confidential Information outside of the Company (or any of its subsidiary or affiliated companies) or for any use or purpose other than those of the Company (or any of its subsidiary or affiliated companies);

(b)	publish any article with respect thereto; or

(c)	except in providing the Services, remove or aid in the removal from the premises of the Company any Confidential Information or any property or material relating thereto.

8.

In this Agreement, "Confidential Information" means any information or knowledge including, without limitation, any inventions, typography, formula, pattern, design, system, program, device, software, plan, process, know how, research, discovery, strategy, method, idea, client list, marketing strategy, employee compensation, document, materials, records, copies, adaptations, or compilation of information that:

(a)	relates to the business or affairs of the Company (or any of its subsidiary or affiliated companies);

(b)	is private or confidential in that it is not generally known or available to the public; and

(c)	gives or would give the Company (or any of its subsidiary or affiliated companies) an opportunity to obtain an advantage over competitors who do not know of or use it.

9.

Relationship. The Company and Contractor each acknowledge and agree that the only relationship of the Contractor to the Company created by this Agreement shall for all purposes be that of an independent contractor, and all Persons employed or engaged by the Contractor in connection herewith shall for all purposes be employed or engaged, as applicable, by the Contractor and not by the Company. The Company shall have no obligation whatsoever to:

(a)	pay or compensate the Contractor and / or any representative thereof for:

(i)	taxes of any kind whatsoever that arise out of or with respect to any fee, remuneration or compensation provided to the Contractor under this Agreement;

(ii)	holding any position with the Company;

(b)	provide benefits to the Contractor and/ or any representative thereof relating to:

(i)	sickness or accident, whether resulting from the performance by the Contractor of its obligations under this Agreement;

(ii)	retirement or pension benefits; or

(iii)	any other benefits provided by the Company or any of the Affiliated Companies to any of their employees.

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10.

The Contractor shall fully indemnify and hold harmless the Company from and against all assessments, claims, liabilities, costs, expenses and damages that the Company may suffer or incur with respect to any such taxes or benefits.

11.

This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument and delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the Effective Date.

IN WITNESS, WHEREOF the Parties have executed and delivered this Agreement as of the Effective Date.

_______________________________

Authorized Signatory for Astra Energy Inc.

_____________________________

Contractor – Rachel Boulds

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